Exhibit 99.1

Press Release #202005	FOR IMMEDIATE RELEASE	April 2, 2020

Enertopia Announces Maiden NI 43-101 Resource Estimate

Kelowna, BC-Enertopia Corporation (ENRT) on the OTC (the "Company" or "Enertopia") is pleased to provide the following maiden resource estimate at the Company's lithium claystone property at Clayton Valley, NV.

At a 400 ppm lithium cut-off, the deposit has 81.7 million tonnes at 1,121 ppm lithium as indicated resources, and 18.1 million tonnes lithium at 1,131 ppm lithium as inferred resources, this equates to 487,887 tonnes indicated and 109,410 tonnes inferred of lithium carbonate equivalent - ("LCE").

A breakdown of grade and tonnage by resource category and LCE by cut-off values is given in Table 1 below.

Indicated Mineral Resource
	400 ppm Li Cutoff	700 ppm Li Cutoff	1000 ppm Li Cutoff	1200 ppm Li Cutoff
Tonnage	81,732,150	75,951,000	59,534,100	34,478,100
Average Grade	1121	1160	1247	1346
Contained Li (kg)	91,656,383	88,129,744	74,225,389	46,424,369
LCE (Tonnes)	487,887	469,115	395,102	247,117

Inferred Mineral Resource
	400 ppm Li Cutoff	700 ppm Li Cutoff	1000 ppm Li Cutoff	1200 ppm Li Cutoff
Tonnage	18,165,600	17,252,100	15,999,300	8,913,150
Average Grade	1131	1156	1170	1196
Contained Li (kg)	20,554,207	19,948,516	18,719,880	10,664,088
LCE (Tonnes)	109,410	106,186	99,646	56,765

    Table 1

SOME KEY POINTS FROM 43-101 Report:

● Preliminary testing for the extraction of the lithium from the mined material has indicated that the material will be relatively inexpensive to process.

● From the preliminary testing, the sediments will not require crushing or grinding prior to processing but may require some preprocessing to upgrade the material by removing the coarser fraction, which has been found to be of lower grade.

● The type of processing envisioned will have a much smaller footprint than lithium brine operations, which now employ large evaporation ponds, making the proposed operation more environmentally friendly.

Table 2 below shows the average grade of each major lithologic unit within the model. the reduced sediments tend to be higher grade than the oxidized units and are in bold below.

Lithologic unit	Weighted average grade Li ppm
Surface Gravel	790
Upper Olive Claystone	834
Main Blue Claystone	1136
Dark Blue Black Claystone	1464
Lower Olive Mudstone	1082

Table 2

Robert McAllister, President and CEO, commented "We are very pleased with our maiden 43-101 resource. We used a higher-grade cutoff and the resource shows very good continuity in resource tonnage as the ppm cutoff is raised to come up with a strong resource number based on the current Lithium market metrics and these are laid out in detail in the company's maiden 43-101 report."

The full 43-101 Report will be filed within 45 days from this release and the report can also be found on the company's website at www.enertopia.com with further details. Below is Figure 1 showing the company's property and drill hole locations for the 4 diamond drill holes used in the resource study.

Figure 1 from google earth showing the property and four drills used in the maiden 43-101 resource

The technical information contained in this news release has been reviewed and approved by Douglas Wood, P.Geol, a Certified Professional Geologist who is a Qualified Person with respect to Enertopia's Clayton Valley Lithium Project as defined under National Instrument 43-101.

About Enertopia:

A Company focused on using advanced sustainable technology for extracting lithium and verifying or sourcing other emerging intellectual property in the EV & Green Technology sectors in order to build shareholder value.

Enertopia shares are quoted in the United States under ticker symbol ENRT. For additional information, please visit www.enertopia.com or call Robert McAllister, the President at 1.888.ENRT201

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, potential and financing of its mining or technology projects, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions that are forward-looking statements.  Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements., foreign exchange and other financial markets; changes in the interest rates on borrowings; hedging activities; changes in commodity prices; changes in the investments and expenditure levels; litigation; legislation; environmental, judicial, regulatory, political and competitive developments in areas in which Enertopia Corporation operates.  There can be no assurance that the testing for the brine recovery system will be effective for the recovery of Lithium and if effective will be economic or have any positive impact on Enertopia, or that current talks with respect to potential joint ventures or partnerships will result in definitive agreements or the mineral resources will be economic or mined. The User should refer to the risk disclosures set out in the periodic reports and other disclosure documents filed by Enertopia Corporation from time to time with regulatory authorities.

The OTC has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.